Exhibit 99.3

Biomet Commences Tender Offer of its 10 3/8 / 11 1/8% Series Senior Toggle Notes due 2017

(CUSIP Nos. 090613AD2, 550785AC3 and U55004AB8)

Warsaw, Ind. – Biomet, Inc. announced today the commencement of a tender offer (“Tender Offer”) to purchase for cash up to $500 million of its outstanding 10 3/8/11 1/8% Senior Toggle Notes due 2017 (CUSIP Nos. 090613AD2, 550785AC3 and U55004AB8) (the “Existing Toggle Notes”).

The obligation of Biomet to accept for purchase, and to pay for, Existing Toggle Notes validly tendered pursuant to the Tender Offer is subject to certain conditions, including the consummation of the concurrently announced financing transaction. Biomet may waive any of the conditions if they are not satisfied.

The terms and conditions of the Tender Offer are described in Biomet’s Offer to Purchase dated today (the “Offer to Purchase”) and related Letter of Transmittal which set forth the complete terms of the Tender Offer.

The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, on August 21, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of Existing Toggle Notes (“Holders”) who validly tender their Existing Toggle Notes on or before 5:00 p.m., New York City time, on August 7, 2012, unless extended or earlier terminated (such time and date, as the same may be extended, the “Early Tender Time”) will be eligible to receive a total consideration of $1,069.97 per $1,000 principal amount of the Existing Toggle Notes tendered. Holders who validly tender their Existing Toggle Notes after the Early Tender Time but on or before the Expiration Time will be eligible to receive a tender offer consideration of $1,039.97 per $1,000 principal amount of the Existing Toggle Notes, which is equal to the total consideration minus an early tender premium of $30 per $1,000 principal amount of Existing Toggle Notes. Holders whose Senior Toggle Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest from the most recent interest payment date for the Existing Toggle Notes to, but not including, the applicable payment date for their Existing Toggle Notes purchased pursuant to the Tender Offer.

If Holders validly tender more than $500 million in aggregate principal amount of the Existing Toggle Notes, then the Tender Offer will be oversubscribed and Biomet will accept for purchase tendered Existing Toggle Notes on a prorated basis as described in the Offer to Purchase.

Existing Toggle Notes tendered pursuant to the Tender Offer may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on August 7, 2012.

Existing Toggle Notes may be tendered and accepted for payment only in principal amounts equal to the minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

Goldman, Sachs & Co., Barclays Capital Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as lead dealer managers for the Tender Offer. For additional information regarding the terms of the Tender Offer, please contact: Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-0345 (collect), Barclays Capital Inc. at (212) 528-7581, J.P. Morgan Securities LLC at (800) 245-8812 (toll-free) or (212) 270-1200 (collect), Merrill Lynch, Pierce Fenner & Smith Incorporated at (888) 292-0070 (toll-free) or (980) 387-3907 (collect), Citigroup Global Markets Inc. at (212) 723-6106 and Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 715-8341. Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the depositary and information agent for the Tender Offer, at (866) 470-3900 (toll-free).

None of Biomet, the dealer manager or the tender and information agent make any recommendations as to whether Holders should tender their Existing Toggle Notes pursuant to the tender offer, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to tender their Existing Toggle Notes, and, if so, the principal amount of Existing Toggle Notes to tender.

This press release does not constitute an offer to purchase or a solicitation of an offer to sell our Existing Toggle Notes or other securities, nor shall there be any purchase of our Existing Toggle Notes in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The tender offer is being made solely by Biomet’s Offer to Purchase dated July 25, 2012. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful. Any offers of concurrently offered securities will be made only by means of a private offering circular.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses large joint reconstructive products, including orthopedic joint replacement devices, and bone cements and accessories; sports medicine, extremities and trauma products, including internal and external orthopedic fixation devices; spine and bone healing products, including spine hardware, spinal stimulation devices, and orthobiologics, as well as electrical bone growth stimulators and softgoods and bracing; dental reconstructive products; and other products, including microfixation products and autologous therapies. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

For further information contact Daniel P. Florin, Senior Vice President and Chief Financial Officer, at (574) 372-1687 or Barbara Goslee, Director, Investor Relations at (574) 372-1514.

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